UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 8, 2016

AZZ INC.
(Exact name of Registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	1-12777 Commission File No.	75-0948250 (I.R.S. Employer Identification No.)

One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 (Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code:
817-810-0095

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

First Amendment to Credit Agreement

On August 8, 2016, AZZ Inc., a Texas corporation (“Borrower”), entered into the First Amendment to the Credit Agreement (the “First Amendment”), by and among the Borrower, Bank of America, N.A., as Lender, Administrative Agent, Swing Line Lender and L/C Issuer (“Administrative Agent”), and the Lenders from time to time party thereto, to that certain Credit Agreement, dated as of March 27, 2013 (the “Credit Agreement”).
The Credit Agreement was amended as follows:

Provisions	Amendments

Capital Expenditures	Covenant capping capital expenditures has been removed.

Asset Disposition	Increased from $30 million to $100 million in the aggregate.

Other Unsecured Debt	Increased the limitation from $15 million to $50 million.

Investment in New/Purchased Joint Ventures	Investments in joint ventures, not to exceed $25 million in the aggregate, are now permitted.

Dividends
The provision allowing cash dividends has been revised to allow for unlimited cash dividends if the Borrower has a leverage ratio of less than 2.75 to 1.00. If the leverage ratio is equal to or higher than 2.75 to 1.00, the dividends are capped at $20 million per year.

Redemption of Equity Interests
The provision allowing purchase or redemption of equity interests has been revised to allow for unlimited purchase or redemption of its equity interests if the Borrower has a leverage ratio of less than 2.75 to 1.00. If the leverage ratio is equal to or higher than 2.75 to 1.00, the purchase or redemption is capped at $50 million.

Base Rate	The definition was revised to include an interest rate floor of zero.

Change in Control	The definition was revised to include individuals nominated as a result of a proxy solicitation.

Eurodollar Rate	The definition was revised to add a British Bankers Association LIBOR Rate floor in the instance that LIBOR drops below zero.

Net Income	The definition was revised to exclude any net income or loss in connection with a joint venture from the calculation of Net Income.

Addition of Four New Guarantors	Addition of four (4) new guarantors joining into the Guaranty pursuant to individual joinder agreements.

Foreign Account Tax Compliance Act (“FATCA”)	A new section was added to the Credit Agreement relating to the Foreign Account Tax Compliance Act, adding a new provision to be compliant with the bank’s revised FATCA policy.

Electronic Transmissions of Notices/Borrowing Requests	Certain definitions and provisions were amended to include the Administrative Agent’s CashPro language, which allows for various electronic transmissions of notices and borrowing requests.

All other terms of the Credit Agreement were not affected by the First Amendment.

The foregoing summary of certain terms and provisions of the First Amendment does not purport to be complete and is qualified in its entirety by the First Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is filed as part of this report.

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of August 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ INC.
Date: August 10, 2016	By:	/s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of August 8, 2016.